LIGHTPATH TECHNOLOGIES, INC.

Exhibit 99.2

LightPath Technologies Announces a New Color

Correcting Aspheric-Diffractive Hybrid Molded Glass

Lenses

For Immediate Release

Now Available Color Correcting Diffractive Aspheric Molded Glass Lens

(November 10, 2004) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, high performance fiber-optic beam delivery systems and optical isolators, is pleased to announce a new line of optical products for correcting chromatic aberrations caused by wavelength variations. These new glass molded aspheric-diffractive lenses, also called hybrid lenses can be used over a variety of wavelengths and applications, including medical endoscopes, tunable lasers used in communications and lens systems for CCD cameras.

The application targets for this technology are color correction in the visible spectrum and minimizing wavelength aberrations in the near infrared region.

Edward Patton, LightPath’s Vice President Marketing said, “These new molded aspheric glass lens designs will allow customers to correct optical aberrations caused by variations in wavelength using only a singlet glass lens. Typically the solution for this problem has been to use an achromatic doublet or triplet (if even greater correction is needed), but by using LightPath’s unique precision molded aspheric-diffractive hybrid lenses, customers can fix these issues in a single molded glass lens, reducing weight, volume and parts count. LightPath has its first product (LightPath PN # 350782C) in production to correct aberrations over the C and L bands for communications and is designing a new lens for the endoscopy market to enable lighter more compact designs for visible wavelengths.”

This new lens type is currently available for production from LightPath for integration into OEM designs. Please contact sales for more information.

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packaging solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol LPTH.

Contacts:	Edward Patton, Vice President of Marketing LightPath Technologies, Inc. (407) 382-4003 Internet: www.lightpath.com

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

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